Exhibit 21.1

SunCoke Energy, Inc.

Subsidiaries of the Registrant

Company Name:	Inc. /Reg.
The Claymont Investment Company LLC	DE

SunCoke Technology and Development LLC	DE
Sun Coke East Servicios de Coquelificaçäo Ltda. (1%)	Brazil

Sun Coke International, Inc.	DE
Port Talbot Coke Company Limited	England
Sun Coke East Servicios de Coquelificaçäo Ltda. (99%)	Brazil
Sun Coke Europe Holding B.V.	Netherlands
Sun Coke International Development S o2 O.D.W. (99%)	Poland
Sun Coke International Development S o2 O.D.W. (1%)	Poland
Sol Coqueria Tubarão Ltda. (<1.0%)	Brazil

Sun Coal & Coke LLC	IN
Indiana Harbor Coke Corporation	DE
Indiana Harbor Coke Company L.P. (84.2%)	DE
Indiana Harbor Coke Company	DE
Indiana Harbor Coke Company L.P. (1%)	DE
Gateway Energy & Coke Company, LLC	DE
Haverhill North Coke Company	DE
Middletown Coke Company, LLC	DE
SunCoke Energy South Shore, LLC	DE
Elk River Minerals Corporation	VA
Jewell Coke Acquisition Company	DE
Jewell Coke Company, L.P. (2%)

Jewell Resources Corporation	VA
Jewell Smokeless Coal Corporation	VA
Jewell Coal & Coke Company, Inc.	VA
Oakwood Red Ash Coal Corporation	VA
Dominion Coal Corporation	VA
Vansant Coal Corporation	VA
Omega Mining, Inc.	VA
Harold Keene Coal Co., Inc.	VA
Energy Resources LLC	VA
Jewell Coke Company, L.P. (98%)	DE